GRYPHON

Gryphon Trade and Finance, LLC
510 Bering, Suite 300
Houston, TX 77057
O: 713.974.9324
F: 713.974.8826
C: 713.425.9922

August 19th, 2008

MASS Petroleum Inc.
700 West Pender Street. #507
Vancouver, BC, V6C 1G8
Canada

Dear Sirs,

This letter and agreement (the "Agreement") sets forth the terms of the engagement of Gryphon Trade and Finance LLC and its subsidiaries or affiliates ("Gryphon") and its successors and assignees, to act as financial advisor to the MASS Petroleum Inc (the "Company" or "MASS") in connection with the arrangement of equity capital raising and/or senior debt financing (the "Capital Raise Transaction(s)") in the amount of $83,000,000.00.

1. Scope of Gryphon's Engagement

Gryphon agrees to provide services described below to the Company. Gryphon will perform the following services as financial advisor to the Company in connection with the equity raising and/or senior debt financing referenced above:

A. Find equity and/or senior debt investors interested in providing or participating in the Capital Raise Transaction(s) and secure the capital from such investors;

B. Review and analyze any feasibility studies and market analyses prepared by MASS and/or independent consultants;

C. Advise MASS on the benefits, issues and constraints relating to the terms and conditions for the Capital Raise Transaction(s) including an analysis of the benefits, issues and constraints relating to alternative structures for the Capital Raise Transaction(s);

D. Participate in presentations and due diligence meetings with prospective investors and/or lenders;

E. Advise MASS during the due diligence process and the course of the negotiations of the Capital Raise Transaction(s) with prospective investors and/or lenders in order to maximize the opportunity for a successful undertaking of the Capital Raise Transaction(s). and:

F. Assist MASS in the negotiations, execution and closing of the Capital Raise Transaction(s)

MASS acknowledges and agrees that neither this Agreement nor the engagement of Gryphon hereunder is to be construed as a commitment, expressed or implied, by Gryphon to underwrite any portion or provide funds for the Capital Raise Transaction(s) nor shall it be construed or relied upon as such.

Nothing in this Agreement shall be construed as appointing Gryphon as MASS's agent, partner or joint venturer for any purpose. Gryphon shall have no authority to enter into any agreement or undertake any obligation on MASS's behalf.

2. MASS's Obligations

A. MASS shall make available to Gryphon all public and confidential information concerning the structure and operations of MASS's business (the "Investment Opportunity"), which Gryphon reasonably requests in connection with the performance of its obligations hereunder. Gryphon shall be entitled to rely upon the accuracy and completeness of all such information without independent verification. MASS shall continue to advise Gryphon regarding any material developments or matters relating to the Investment Opportunity and the transaction(s) contemplated herein; and

B. MASS shall make reasonable efforts to cooperate with and assist Gryphon in implementing the transaction contemplated herein during the term of this Agreement. MASS understands that such cooperation and assistance may involve MASS's senior management participating in meetings, presentations and teleconference calls with investors and MASS's cooperation and assistance in providing and preparing materials for such meetings and presentations.

3. Compensation and Expenses:

As consideration for the services to be rendered by Gryphon pursuant to this Agreement and in consideration of Gryphon's agreement to render such services, Gryphon shall earn and MASS shall pay to Gryphon:

Commitment Fee: Cash payment of $17,500.00 payable within three business days of signing this engagement letter and agreement.

Success Fee: Additional Cash Payments due to Gryphon by MASS as set forth below:

A. **Additional Commitment Fee:** A cash payment of $17,500.00 payable within ten business days of MASS accepting a funding proposal brought forth by Gryphon in the amount of at least US $83,000,000.00.

B. **Percentage Payment:** (i) 3.0% of the amount of the senior debt capital raised under the Capital Raise Transaction(s) for MASS; (ii) 5% of the amount of the equity capital raised under the Capital Raise Transaction(s) for MASS.

C. **Timing of Percentage Payment:** MASS shall pay Gryphon the aforesaid Percentage Payment within 3 business days of the closing of the triggering event giving rise to Gryphon's entitlement to the Additional Cash Payment.

In addition to the compensation above, traveling expenses will be passed from Gryphon to MASS. All airfares (Business/Club class) and hotel accommodation will be invoiced as per cost. Each Business/Club class trip and hotel accommodation will be invoiced in advance according to available offers from travel agents and hotel reservations. Alternatively booking and payment can be made directly by MASS. All trips and traveling expenses are to be pre-approved in writing by MASS. MASS will not reimburse any expenses that are not pre-approved in writing.

4. Termination

The term of Gryphon's engagement under this Agreement shall extend from the date hereof through the earlier of (i) the date the placement of the Capital Raise Transaction(s) closes or (ii) 12 months from the date hereof, or such other date mutually agreed to by the parties (the "Termination Date"). Successive Capital Raise Transaction(s) undertakings shall renew this engagement, unless amended or augmented by mutual agreement of MASS and Gryphon.

Either Party may terminate Gryphon's engagement hereunder at any time prior to the Termination Date by giving the other Party at least ten (10) days prior written notice.

If MASS terminates the Agreement at any time after effective date (from the signing of this agreement) of this Agreement and prior to the Termination Date, Gryphon shall be entitled to the fees as set forth in Section 3 in the event that any Transaction related to the Capital Raise Transaction(s) contemplated herein closes within twelve (12) months of the Termination Date.

The provisions of this Agreement between the parties relating to keeping proprietary information confidential and the sharing of information with affiliates will survive any termination or expiration of this Agreement and the provisions of this Agreement relating to the payment of fees and expenses, and indemnification and contribution will survive any termination or expiration of this Agreement.

5. Successive Equity and Debt Placements

Following the successful completion of the Capital Raise Transaction(s) herein, MASS agrees to allow Gryphon the right of first refusal to act as financial advisor and placement agent for successive Capital Raise Transaction(s) engagements.

6. Indemnification

The parties agree to the indemnification provisions set forth in Appendix I.

7. Validity

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

8. Due Authority

The parties to this Agreement represent and warrant due authority to enter into this Agreement.

9. No Modification

This Agreement contains the entire agreement between the parties relating to the subject matter hereof and supersedes all oral statements and prior writings with respect thereto. This Agreement may not be amended, modified or changed except in writing signed by each Party.

A letter signed by the parties to this Agreement or their authorized successors shall evidence any amendments, modifications or changes to this Agreement.

Any such letter amending, modifying or changing Gryphon's engagement by MASS, its principal owners and successors and assignees must state (a) the section of the Agreement to be deleted in its entirety and its replacement (b) the section of the Agreement to be deleted in its entirety and/or (c) the section to be added to the Agreement. All other terms and conditions of the Agreement not amended, modified or changed in accordance with the preceding shall remain unchanged.

10. Notices

Any notices between the parties hereto relating to this Agreement shall be in writing, shall be effective upon receipt and shall, except as otherwise expressly provided herein, be sent by hand delivery, or by overnight delivery service (postage prepaid), and by facsimile transmission (where possible) to the following addresses and fax numbers:

If to Gryphon: Gryphon Trade and Finance LLC
510 Bering, #300
Houston, TX. 77057

Fax: 1 713 974 8826

If to MASS: MASS Petroleum Inc
700 West Pender Street, #507
Vancouver, BC, V6C 1G8
Canada

Fax: 1 604 669 9768

The parties may notify the other in writing of any change to its address to which notices must be sent under this Section.

11. Governing Law

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

12. Choice of Forum and Consent to Jurisdiction

MASS and Gryphon hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the state or federal courts located in the City of Houston in the state of Texas for any

lawsuits, actions or other proceedings arising out of or relating to this Agreement and agree to waive any claim or defense based on jurisdiction or inconvenient or improper forum or venue.

13. Attorneys' Fees

In the event that either Party commences a lawsuit against the other Party asserting a claim arising under this Agreement, the prevailing party shall be entitled to recover the costs of such lawsuit, including reasonable attorney's fees, from the non-prevailing party.

14. Confidentiality

Gryphon agrees to use all non-public information provided to it by or on behalf of MASS hereunder solely for the purpose of providing the services which are the subject of this Agreement and to treat confidentially all such information (the "Confidential Information").

The provisions set forth in connection with Confidential Information hereunder shall not apply to information which (a) can be shown to have been in the possession of Gryphon prior to the date hereof; and (b) is in the public domain at the time of such disclosure or subsequently enters the public domain other than through any fault of Gryphon.

Gryphon acknowledges that all opinions, advice (written or oral), and printed materials furnished to Gryphon by the Company in connection with this letter agreement are intended solely for the benefit and use of MASS and Gryphon agrees that no such opinions, advice or printed materials shall be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any other purpose, provided that nothing herein shall prevent Gryphon from disclosing any such information: (i) to prospective participants or investors in the transaction contemplated herein (provided that such prospective investors, at MASS's discretion, shall be required to execute a confidentiality agreement pre-approved by MASS prior to disclosure of Confidential Information), (ii) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, (iii) upon the request or demand of any regulatory authority having jurisdiction over Gryphon or any of the Gryphon's affiliates, (iv) to the extent that such information becomes publicly available other than by reason of disclosure by Gryphon or other person subject to a confidentiality agreement and (v) to Gryphon's affiliates and its and their employees, legal counsel, independent auditors and other experts or agents of Gryphon who need to know such information in order for Gryphon to perform its duties hereunder and who are informed of and agree to maintain the confidential nature of such information.

To the extent practicable, the Party asked to disclose non-public information shall give prompt written notice of any such request for such information to the other Party, and agrees to cooperate with the other Party, at the other Party's request and expense, to the extent permissible and practicable, to challenge any legal, regulatory or administrative disclosure request, as the other Party may reasonably deem appropriate.

The parties further acknowledge and agree that in order to protect each party's respective business interests, the covenants set forth above should remain in force for a period of twelve months.

15. Miscellaneous

Section headings herein are for convenience only and are not a part of this Agreement. This Agreement is solely for the benefit of MASS, Gryphon and any affiliate of Gryphon that may perform services for MASS hereunder, and no other person shall acquire or have any rights under or by virtue of this Agreement. This Agreement may not be assigned.

If the foregoing correctly sets forth the understanding and agreement between MASS and Gryphon, please so indicate by signing in the space provided for that purpose below, whereupon this Agreement shall constitute a binding agreement as of the date hereof.

Agreed and accepted,

Gryphon Trade and Finance LLC

By: ______________________ Date: August 21st 2008

Robert Ford

Managing Partner

MASS Petroleum Inc.

By: ______________________ Date: August 19, 2008

Jordan Shapiro, Secretary and Director

004 Gryphon - MASS Proposal - CLEAN FINAL 08 19 08.doc

GRYPHON

APPENDIX I

INDEMNIFICATION

MASS agrees to indemnify Gryphon and hold it harmless for, from and against any and all losses, claims, damages or liabilities (including reasonable attorney's fees) actually incurred resulting from third-party claims to which Gryphon becomes subject arising in any manner out of information provided by MASS to Gryphon in connection with the rendering of services by Gryphon pursuant to the Agreement (unless such losses, claims, damages or liabilities resulted from the negligence or willful misconduct of Gryphon); provided, however, that such information (i) has not been changed, altered or amended in any way by Gryphon and (ii) been used only in a manner reasonably appropriate in connection with the rendering of services by Gryphon pursuant to the Agreement.

Gryphon agrees to indemnify MASS and hold it harmless for, from and against any and all losses, claims, damages or liabilities (including reasonable attorney's fees) actually incurred resulting from Gryphon retaining, engaging, consulting or communicating with any person to assist in the placement of the Capital Raise Transaction(s) or otherwise assist in the rendering of services by Gryphon pursuant to the Agreement. Without limiting the foregoing, all commissions, fees, compensation and other consideration due to such person shall be paid solely by Gryphon, in a manner and an amount to be determined by Gryphon.

The obligations under this Appendix I shall survive any termination or expiration of the Agreement.

Agreed and accepted,

Gryphon Trade and Finance LLC

By: [signature] Date: August 21st 2008

Robert Ford

Managing Partner

MASS Petroleum Inc.

By: [signature] Date: August 19, 2008

JORDAN SHAPIRO

SECRETARY & DIRECTOR